Exhibit 99.1 Company Contact: Joseph E. Katona, III CFO, Starcraft Corporation 574-534-7827 ext. 239

STARCRAFT SETS DATE FOR SPECIAL MEETING OF SHAREHOLDERS TO VOTE ON PROPOSED MERGER WITH QUANTUM

GOSHEN, INDIANA. January 10, 2005 – Starcraft Corporation (NASDAQ: STCR) announced today that it will hold a special meeting of shareholders at 11:30 a.m., EST, on Monday, February 28, 2005 in Goshen, Indiana to vote on its previously announced merger with Quantum Fuel Systems Technologies Worldwide Inc. (NASDAQ: QTWW) of Irvine, California.

Starcraft has set Wednesday, January 12, 2005, as the record date for the determination of shareholders entitled to vote at the special meeting. Starcraft will send a definitive joint proxy statement/prospectus to their shareholders of record as of the record date. The definitive joint proxy statement/prospectus will contain important information regarding the proposed merger and the matters presented for approval at the special meeting. The proxy statement will also contain the location of the special meeting.

Additional Information:

This communication is not a solicitation of a proxy from any security holder of Starcraft or Quantum. Quantum has filed a Registration Statement on Form S-4 with the SEC containing a preliminary joint proxy statement/prospectus regarding the proposed transaction. This document is not yet final and will be further amended. Security holders of Starcraft and Quantum and other investors are urged to read the definitive joint proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction because it will contain important information about Starcraft, Quantum, the transaction and related matters. The preliminary joint proxy statement/prospectus, and after they are filed with the SEC, any amendments, including the definitive joint proxy statement/prospectus, will be available for free at the SEC’s web site (http://www.sec.gov). Copies of the preliminary joint proxy statement/prospectus, and, after they are filed, copies of the definitive joint proxy statement/prospectus, and the filings with the SEC that are incorporated by reference in the preliminary or definitive joint proxy statement/prospectus can also be obtained, without charge, by directing a written or oral request for copies to Joseph Katona, Starcraft Chief Financial Officer, 1123 S. Indiana Ave, Goshen, IN 46528 — Telephone: (574) 534-7827, or to Cathy Johnston, Quantum’s Director of Communications, 17872 Cartwright Road, Irvine, CA 92614 — Telephone 949-399-4500.

The respective directors and executive officers of Starcraft and Quantum and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Starcraft’s directors and executive officers is available in its proxy statement filed with the SEC by Starcraft on December 16, 2003, and information regarding Quantum’s directors and executive officers is available in its proxy statement filed with the SEC by Quantum on August 23, 2004. Investors may obtain additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, by reading the preliminary joint proxy statement/prospectus and by reading the definitive joint proxy statement/prospectus when it becomes available.